Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q1 2011 PF Chang’s China Bistro Inc Earnings Conference Call
Event Date/Time: Apr 27, 2011 / 05:00PM GMT
CORPORATE PARTICIPANTS

Mark Mumford	P.F. Chang’s China Bistro, Inc. — CFO
Robert “Bert” Vivian	P.F. Chang’s China Bistro, Inc. — Co-CEO
Rick Federico	P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
CONFERENCE CALL PARTICIPANTS

Destin Tompkins	Morgan Keegan & Co., Inc. — Analyst
Will Salba	Analyst
Jeff Omohundro	Wells Fargo Securities — Analyst
Andy Barish	Jefferies & Co. — Analyst
John Glass	Morgan Stanley — Analyst
Matthew DiFrisco	Oppenheimer & Co. — Analyst
Nicole Miller Regan	Piper Jaffray & Co. — Analyst
Brad Ludington	KeyBanc Capital Markets — Analyst
Sharon Zackfia	William Blair & Company — Analyst
Keith Siegner	Credit Suisse — Analyst
John Ivankoe	JPMorgan Chase & Co. — Analyst
Bart Glenn	D.A. Davidson & Co. — Analyst
Mitchell Speiser	Buckingham Research — Analyst
Stephen Anderson	Miller Tabak — Analyst
Peter Saleh	Telsey Advisory Group — Analyst
Rob Wilson	Tiburon Research — Analyst
Jon Comp	Robert W. Baird & Co. — Analyst
Paul Westra	Cowen and Company — Analyst
Sofia Siddiqi	Barclays Capital — Analyst
PRESENTATION
Operator
Good afternoon, and welcome to the PF Chang’s China Bistro first-quarter 2011 earnings release conference call. Your lines have been placed on listen-only until the question-and-answer session of the conference. (Operator Instructions) Today’s call is being recorded. If you have any objections, you may disconnect at this time. I would now like to turn the call over to Mr. Mark Mumford, CFO. Thank you, you may begin.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thank you. Good morning everyone. Thanks for joining us today for PF Chang’s first-quarter 2011 earnings call. Joining me today, our co-CEOs, Rick Federico, who has called in remotely, and Bert Vivian. A number of our comments today will be forward-looking in nature and include risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC before taking a financial position in our Company. We plan to file our Form 10-Q later today.
The first-quarter fell short of our expectations with EPS of $0.46. This was about $0.05 below our internal forecast, primarily due to disruptions at Pei Wei stemming from the well publicized issue at some of our Arizona restaurants. Absent this issue, we ended up fairly close to where we thought, despite softening sales late in the quarter. While our January and February results were in line, March surprised us a bit as our sales began to soften. This trend has continued, and in fact, has gotten a little worse in April at both concepts. We’re not sure why we are seeing this softness, and we don’t yet know if it is a temporary speed bump or something that will continue longer term. As we look at the year in total, we still feel comfortable with the full-year range of $2.15 to $2.20 that we gave you back in February. While recent sales do have us concerned, it is still early in the year, and we have a number of sales initiatives underway to help improve things going forward. However, if current trends continue, and the sales softness persists, it may impact our ability to meet our guidance.

In addition to general top line softness in March, we were also impacted by temporary closures at eight Arizona Pei Wei locations in connection with an investigation conducted by local authorities. This resulted in 29 lost sales weeks during March which equates to about $1.1 million in lost revenues. Excluding Arizona March sales, Pei Wei comps were up 0.5% for March and up 0.8% for the first-quarter. All of the impacted stores are now open and operating.
We have always complied with the law with regards to our hiring practices and procedures. While no system is perfect, we do have strong hiring processes and tools in place. We’ve used electronic I-9 system-wide for several years and have proactively rolled out e-Verify on a voluntary basis. This gives us better assurances that the people we hire can be productive, long-term members of our team. In fact, all Bistro restaurants now use e-Verify for all new hires, and the Pei Wei rollout will be complete this summer, several months ahead of our original plan.
Turning to margins at the Bistro, restaurant cash operating margins expanded to 18.2%. That was up 140 basis points, but slightly below our expectations. As expected, cost of sales was lower due to the lapping of last year’s initial Happy Hour rollout and favorable product mix. We also had the benefit of last May’s price increase to help offset higher prices throughout most of our commodities basket. We continue to expect commodities inflation of 3% to 4% for the year. The planned price increase this May should help offset incremental pressures that we expect in the back half of the year.
On the labor line, as expected, we benefited from 130 basis points of improvement in hourly labor as we lapped last year’s Happy Hour rollout. That improvement was offset by the increase in management incentive compensation. Due to the structure of the incentive program, we paid out more this year to recognize the year-over-year operating improvement in both revenue and profitability. This quarter was the easiest comparison, and we expect the level of Bistro management incentives to moderate for the remainder of year.
At Pei Wei, restaurant cash operating margins declined to 14.3%, mostly due to the impact of lost revenues from closed Arizona stores as well as additional hiring and training costs to reopen them. In addition, we experienced higher cost of sales than last year which includes the unfavorable margin impact shifting from a Chicken LTL last year to a Beef LTL this year. Beef typically carries a lower margin than chicken.
Consolidated G&A was higher than last year primarily due to higher Bistro multi-unit management incentives and increased legal expenses. Offsetting those increases was lower share-based compensation expense. As a reminder, a large portion of this year’s share-based compensation is dependent on stock performance against the Russell 2000 Index.
We ended the quarter with a cash balance of $73 million, roughly consistent with where we were at year-end. Cash flow from operations was $21 million, and we spent a total of $7 million in CapEx, resulting in free cash flow of $15 million for the quarter. We used $6 million to repurchase 133,000 shares under our current buyback program. In addition, we paid almost $7 million in cash dividends. We continue to expect to return approximately $80 million back to the shareholders in 2011, including just over $20 million in the form of cash dividends and about $60 million through share repurchases.
Looking at development, while we continue to expect 25 to 30 new Pei Wei openings over the next two years, we have updated our 2011 new unit development plans based on the timing of various projects and now expect to open five Pei Wei restaurants and two new Bistro restaurants this year. We continue to add internal resources, expand our external broker networks, and evaluate changes to the Pei Wei store design, to support future Pei Wei development.
We also continue to expand our Bistro international presence. Our partners opened three new restaurants during the first-quarter; two in Mexico City and one in Kuwait. We recently signed a new licensing agreement with Interaction Asian Restaurants to develop 12 PF Chang’s restaurants throughout Eastern Canada over the next 10 years. And, we expect to open our first two Pei Wei takeaway locations late this year in John Wayne-Orange County Airport and Minneapolis-St. Paul airport. These are through a licensing agreement with [HMS Host]. With that, let’s open the call up for questions.
QUESTION AND ANSWER
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Andrea, we’d like to open the call for questions if we can, please.
Operator
(Operator Instructions) Your first question comes from Destin Tompkins. Your line is open.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst

Thank you. Mark, I’d love to get a little bit more color on your comfort with maintaining guidance at the current level despite being a little bit softer in the first quarter. As well as, it sounds like, April, maybe is continuing the trend in March. Could you give us a little bit more information on what gives you confidence?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
We still have a forecast that puts us within that range. We also got nicked a little bit in Q1 primarily due to the Pei Wei issue that we talked about. It’s really going to come down to sales, though. As I mentioned in our opening remarks, and as you just pointed out, April was a little bit softer for us compared to where we were coming out of the first quarter. When we look back over the last seven weeks or so, sales have been a little bit hard to predict. We range from up 1.5% to down 6% and we’ve had a few weeks that were flat.
This type of movement — that’s kind of unusual for a 200-unit system. There’s been a lot of noise over the past few weeks with Easter and Spring Break shifts and so forth. Nonetheless, the Bistro is running down about 3%. We’re not sure why, and it’s not in any particular geography. We are also seeing some softness in Pei Wei. You back out the Easter week, and Pei Wei is down about the same. They’re still dealing with the Phoenix issue. They are still recovering. We just got orr last store open a few weeks ago.
So, right now when we look at our forecast, we’re not sure if the revenue that we are seeing is a temporary blip, or something that is more persistent. It does give us a little bit of a dilemma regarding our revenue guidance and our EPS guidance going forward. It’s important to point out if we look at our first two months of the period, we are on target. March, surprised us. And it appears we’re probably going to be a little bit soft in April as well. But, at this point, we’ve got a few weeks of data. So it is difficult to extrapolate that and put it against our revenue forecast and EPS forecast going forward. We’re not ready to do that yet. So at the end of the day to hit our EPS forecast, we think we’ve got a good control over the costs that are associated in our forecast. It’s going to come down to revenue and our ability to hit that revenue number.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
A couple follow-ups to that. One being, I think you mentioned several sales initiatives that you have in place. I’d love to hear what you could potentially roll out to somewhat offset the weakness. And then, as you look at the recent weakness and think about this menu pricing that you are looking at, does the recent weakness affect at all your thoughts about taking that additional pricing? Do you feel like there’s any relationship between the pricing and traffic trends that you’re seeing right now?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will take the price, and then I will leave Rick to talk about some of the initiatives. I’ll handle the price first. Destin, we are always very cautious and thoughtful when it comes to price and the impact that it has on the consumer. It always have some type of impact. The planned price increase that we have in May, it’s less than we had last year. It’s about 1.5%. And that’s going to be taken in conjunction with the new menu design. So, we’re hopeful that that is going to be positive. It’s going to highlight some of the freshness of our product and some of our key offerings such as Dinner for Two. And, so, frankly we don’t believe that this small of a price increase, especially balanced with the other positives that we have going on the menu change, is going to negatively impact our traffic patterns.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Hey, Destin, this is Rick, and I am calling in from California. So can you hear me?
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Yes.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Good. Thanks. A couple things. One of the things that I think is important to understand is that the initiatives that are in both of our brands are part of a continuum of thought around how do we continue to build traffic over a long period of time, rather than a short-term response to a four- or five-week sales period where we are seeing a little bit of pressure. So, if you back up a little bit, what you’ve seen us do at the Bistro is we brought Lane Cardwell in as the President for the brand. And to a large degree, what that is designed to do is to continue to allow us to put our best talent in their best places — or to put aces in other places. So Rick Tasman, our COO, can focus more intensely on the day-to-day operations while we have a very thoughtful and experienced strategic leader sitting on top of the brand.
What you will see and some of this are things that are in works but not necessarily rolled out across the system. But one of the first things that Lane has been focused on is actually the menu. And, you will see in the middle part of May, along with our price increase, you will see a format change which is designed to make the menu a little bit easier to navigate . We will reduce the size of the menu, which will allow our operations teams to focus more intently on the products that are there, because diversity isn’t necessarily our friend. You’ll see that there is a — what we have come to understand or appreciate is that outside of lettuce wraps, the second most recognized element of our brand is the Chang’s for Two or the ability to share meals.
So Lane and the team have been working on opportunities to enhance Chang’s for Two. Because what it does is although it’s priced at $39.95 it does drive a higher than normal check in terms of total primarily because the guest is comfortable trading up to and adding on to that. I think the next thing that is, I think, important for the brand is to differentiate the various day parts by which we can build traffic. So if you look at it in three buckets — you’ve got the lunch component. You’ve got the Happy Hour — sort of that mid-day. And then you’ve got the dinner component. The team is working very aggressively on the lunch side of the equation. That will be the next — what I would call bigger initiative that will be coming into the brand.

If you think about our menu, and Lane says it best — we serve dinner at lunch. It’s a dinner service strategy/ It’s a dinner menu portion. It’s a dinner price point, and everything has been predicated on a single menu format. So, we are developing what we would call a lunch for lunch option. Focusing on the development of some very unique products that are very conducive to lunch. Maintaining the highest product quality — or consistent product quality — as to what you find on our dinner menu. And then really focusing on speed and the value part of the equation.
We do have in tests, which is an offshoot of our Happy Hour menu, we have a couple of stores that are operating a separate Dim Sum lunch. And it is a very aggressive price point. It’s somewhere in the $7 to $8 range. But, it’s a little bit more inclusive, and it’s fun. And it’s interactive. It’s only been in place a couple of weeks, but what you’re going to see is some more aggressive work in trying to build our lunch traffic. And then the dinner component, I think, will follow after that, and we are very early in the development of some ideas on how to drive some additional dinner
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Thank you. That’s helpful.
Operator
Your next question comes from Will [Salba]. Your line is open.
Will Salba Analyst
Thank you. Just wondering if you could elaborate on the softness you’re currently seeing out there? And is that taking place fairly equally across both concepts? And is it more geographically focused at all?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
You kind of broke up. Can you repeat the question for us, please?
Will Salba Analyst
Yes, sure. I’m wondering if you could elaborate on the softness you’re seeing out there currently? And if that is taking place at both concepts fairly equally, and if it’s geographically focused all?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. The softness that we saw in March was fairly broad-based. We really don’t have a geography that we can point to and say it was East Coast, West Coast. It was pretty much across the board. For the quarter, though, there were some highlights for us. California, Arizona, Nevada were all positive, and those were states that historically have been struggling. They represent about 25% of our store base. So, it’s good to see them go back into positive territory.
On the flip side for the quarter, it’s not just March — for the quarter. We saw Texas and Florida, which had been strong for us go negative, and I am speaking to the Bistro right now. On the Pei Wei side, California and Florida were positive. Once again, we’re glad to see California come back into the positive. I think if you were going to point to one thing from a geography standpoint on the Pei Wei side, we saw some weakness in Texas, both Dallas and Houston during the quarter.
Will Salba Analyst
Okay. And also, I know you have been traditionally pretty conservative when talking about your balance sheet. But when I look at the magnitude of the cash flows that the business spits off, and then with the opportunity for those to grow pretty meaningfully going forward and then compare that to where your stock is trading now? I’m wondering if there is an opportunity here to become more aggressive than the $60 million you put out there on the share repurchases? And if that would be something that would be on the table here?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We have authorization for the Board for the $60 million, and we have that — we’re repurchasing it through a 10b5-1. And were doing it pretty systematic — about $6 million a month right now. Outside of that, we really don’t have anything to share.
Will Salba Analyst
Okay. Thank you.
Operator
Your next question comes from Jeff Omohundro. Your line is open.
Jeff Omohundro — Wells Fargo Securities — Analyst
Thanks. Just a question on the Happy Hour. Now that it has been out for a year, and it has been evolved a bit with items like the Street Tacos. I’m just curious — how you’re viewing further evolution of that day part? And have you achieved the mix targets that you wanted to achieve there? And should we expect more?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO

Let me take the first part, and maybe Mark can take the second. We are continuing to think about additional menu items. If you followed the evolution of Happy Hour, it started out as simply discounting some of our more popular items during that 3.00 to 6.00 period of time along with some drink specials. That evolved more to what internally we refer to as the Triple Happiness which is drinks, Dim Sum, and Street [Fare]. We developed it for that period of the day. Items that were specifically designed that you couldn’t get at other parts of the day, and that’s been very successful for us. We’ve got good traction and good reception from the consumer in terms of those products and those particular price points. So we do think there is an opportunity to continue to evolve and bring innovative product to that particular day part.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And, I think the initiatives that Rick just talked about are being reflected in the penetration that we are seeing of our guests that are enjoying the Happy Hour occasion. We have continued to see that penetration of our mix increase through Q1 here. Same trends that we saw last year.
Jeff Omohundro — Wells Fargo Securities — Analyst
And, one other question was, as the Arizona stores have reopened? How have they reopened? Have they recaptured sales volumes quickly? Or what has that performance been like?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
From a sales volume perspective, it’s difficult to say because the stores that were closed are behaving pretty similar to the other stores that weren’t closed. So we are seeing some general softness here in April in Arizona. As far as the efficiency of those stores, you should think about a little bit of pressure that we’ll see here in Q1. They’ll behave similar to a new store. So you see some pressure on the labor line, a little bit in cost of sales. Most of that here in Q2 as it smooths out in the back half of the year.
Jeff Omohundro — Wells Fargo Securities — Analyst
Thanks.
Operator
Your next question comes from Andy Barish. Your line is open.
Andy Barish — Jefferies & Co. — Analyst
Hello. Just two clarifications. One on the food cost line — given the pricing and the 3% to 4% inflation, do you expect food costs overall to be up as you move forward, year-over-year, now that you’ve gotten past that easy comparison? And then, just on the Pei Wei side of things. The labor numbers were actually flattish, year-over-year? Was the Arizona issues some of the costs? I imagine impacted the labor line? Or is it spread through the income statement?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Let me handle the cost of sales at the Bistro first. We did see 120 basis points of favorability. How you should think of going forward, it’s probably going to be fairly similar. It may be up just slightly from what we saw here in Q1. Remember, last year we didn’t have any price. This quarter, we had the price that we took last year in May so that was helping us out some. We did lap the Happy Hour rollout. Remember those initial menu items we were just discounting off the existing menu. The new product this year is engineered for Happy Hour so it carries a little bit heavier margin for us.
We also benefited from favorable wok oil. Last year, wok oil started up high, and it moved low during the year. This year, wok oil is starting off lower, and it’s going to move higher. So we will see some favorability here in Q1, but it is going to add a little bit of pressure for us in the back half of the year. But we’re taking price in May which should mitigate those incremental cost pressures. We still think that the overall market basket is still in that 3% to 4% range.
Looking at Pei Wei, you’re right. Pei Wei did come in flat on labor despite the issues that they had in Arizona. If you back out those Arizona issues, we probably would have seen labor favorable 40 basis points or so. That’s primarily due to operational efficiencies. They also had a little bit lower management incentives, obviously due to the performance. But the majority of it was operational efficiencies.
Andy Barish — Jefferies & Co. — Analyst
Thank you.
Operator
The next question comes from John Glass. Your line is open.
John Glass — Morgan Stanley — Analyst
Thanks very much. I’d like to start with your reduction in the development schedule. I guess now this is the third, maybe fourth quarter, you’ve reduced your expectations for this year. What is it that keeps leading you to reduce the schedule? Particularly in the context of an industry that seems to be accelerating in and opening successfully this year and next. Did you start the year with a smaller pipeline than you had historically so as they drop out there’s nothing to fill it in? Or are you somehow expressing greater conservatism around the brands given the current trends? What is going on?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO

Let me take that. This is Rick. I think a couple of things. One is, I think you are correct in saying that the pipeline is not as full as it might be given where we are today. And I think that’s more of a function of having stopped a couple of years ago, and now it’s starting to refill that pipeline. So, when we went into this year, we had somewhere in the five to seven deals that were already completed. We have had a couple of those that at final site approval have flamed out for a variety of reasons, which candidly had we gone forward, would have not — the deals would not have been good ones for the Company. So, as we build that pipeline, our ability to find great real estate for both brands is going to be a very important component of the activity that is going on.
To get there, what we have done is re-crafted the development team, particularly around the Pei Wei business, because we’ve got — we’ve added a senior person to head real estate for the entire brand. We’ve re-crafted and re-territoried the broker network. We’ve started to see that pipeline starting to fill up a little bit. In fact, this past Monday, at Phase 1 of some Pei Wei deals, we actually saw four deals that got through the Phase 1 portion to go on to what would be a preliminary site approval phase. So, I think we are starting to see the results that we would anticipate by adding the manpower and reorganizing that portion of our team.
John Glass — Morgan Stanley — Analyst
Okay. And then, I think everyone on the line is probably a little bewildered about the sales slowdown because of the commentary so many peers have said about recent trends being at least stable, and in some cases, even better in April. And the [Naptrack] numbers I guess would at least support it through March as well. So does it cause you to be a little more introspective about something you’re doing that’s different than the competitors? And maybe it’s that you don’t want to be as aggressive at lunch, maybe that’s true. Or is there — what can you say about your own operations vis-a-vis the competitors that maybe putting you at a disadvantage because traffic does seem to be coming back in this industry right now.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Rick, you want to take that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Yes, let me give that a shot. I think one of the things that, I think, important for us is to continue to compare ourselves to ourselves. We are very conscious of the fact that many of our competitors are actually faring a little bit better than we might be through this period of time. It’s an unusual position, I think, for us to be in. And, I think for us to be able to effectively navigate through this, we have to be very sensitive to where the consumer is and continue to evaluate whether or not what we’re delivering is where the customer is moving. And so, the basic premise for navigating through this for the Company is two things.
One is that we want to create incremental and additional value for every guest that comes to our restaurant without discounting. We don’t want to be the place that takes our most popular items and starts offering them at a deep discount. But rather we want to develop menu items and service strategies and ambient natures that enhance the value for every guest for every dollar that they are going to spend. And that’s going to be across both brands. The second component, I think, through this period of time will be for us to continue to be innovative. The guest has given us more creative license that we have given ourselves over the years, and what you are starting to see in both of the brands is more flexibility from a culinary development . You’ll also see more flexibility from a design development. But, those are processes that are on a continuum that are going to take a little bit of time in order to get tested and
John Glass — Morgan Stanley — Analyst
Thank you.
Operator
Your next question comes from Matthew DiFrisco. Your line is open.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Thank you. Just a quick question. In conference calls past, I think you mentioned your brand’s positioning for business occasions and how you were able to gauge that. There was a benefit there and catching that recovery coming back. Has that recovery continued? Can you still look at those and put the bucket of business occasions? Has the momentum continued both at lunch and dinner for that business? Or is that maybe stalled out, and maybe now we’re just seeing more of the consumer, comparable sales contribution? Thank you.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
You’re right, Matt. It has continued for us. In fact, the majority of our comp improvement that we saw here in Q1 was due to the benefit that we saw from the higher dollar tickets. From a day part perspective, the majority of our day parts were positive for Q1. Weekday dinner was the strongest day part overall. Lunch was also — during the week was positive. That may be a sign of the continued recovery that we saw from the business spin that we talked about that began in the back half of last year. Both weekday and weekend were both positive for us. A little bit stronger comps during the week then on the weekend.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Would that weekend softness then — or lagging of the weekday — would that indicate perhaps that some of the — maybe higher end malls? Maybe you are exposed to some of the traffic declines that they have been seeing? Or have you looked at that as far as bifurcating out your higher end mall locations versus the stand-alone destination stores more?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

No, we haven’t. The comp differential isn’t that great. Some quarters, weekend will do better. Some quarters the weekdays can do better. This one just happened that the weekday was a little bit stronger for us. So I don’t think there’s really anything to read too much into that.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay. Thank you.
Operator
Your next question comes from Nicole Miller. Your line is open.
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Thanks. Good afternoon. The business seems to be a little bit more volatile, and my question is if you look back over the past couple of years and also just the recent quarter, what could be — or what could have been — or what may be the benefit of running these two concepts totally separately?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Nicole, I’m not so sure I understand the question. You mean like separating the two brands completely?
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Yes, if there were two different companies, how would things be less volatile and what could you have benefited from or learned? How would you do it different?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
I’m not so sure that I would do it differently. Independently or internally, the brands are run as unique and separate businesses for the most part. So, anything that touches the consumer, touches the product, or touches our employees, our dedicated resources funneled up under a brand president or brand leader. What we do share are what would be more generic services like accounting, human resource practices, and those types of things. So, the brands, although are under the PFCB umbrella, they do operate as unique and individual brands.
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Just coming at it from the perspective on days like today, and I know this is a little bit more stock-driven in terms of a question. But are some of the parts bigger than the whole right now? And how do you see the value of each brand? And where are you going to be in the next couple of years?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
I’m going to leave that one to Bert.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Can you repeat that last part of the question?
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Just looking at, I know it is more of a stock price question. But looking at how the stock’s reaction today, is the sum bigger than the whole here? The two pieces. That’s what I’m asking — should these brands be separate? Or should they be together? Because things have been more volatile lately.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I kind of refer back to what Rick said. I don’t know that we would do anything different. We think we have two great brands. We were a little bit soft in March. A little bit soft in April. But I think it’s pretty dramatic to jump to that conclusion. So, I think we like the way that we are currently structured.
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Thank you.
Operator
The next question comes from Brad Ludington. Your line is open.
Brad Ludington — KeyBanc Capital Markets — Analyst
Thanks. I wanted to just a follow up on what’s been going on over the last couple of months. Maybe the last couple of years. As you have seen the rapid growth of a lot of a one-off and small chain sushi places, do you think that’s impacted traffic in markets where you may be? Or have those a little more deeply saturated than others?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
This is Rick. I’m not so sure that the specific occasion of sushi has had a negative impact on either of our two brands. I think that particular category is a unique dining experience. It really doesn’t cross over to the point where you get what I would call flavor confusion. Oftentimes, I think if we have any internal pressure between our brands, it’s that I can satisfy a certain flavor craving in Pei Wei. And it might have a marginal impact on a potential trip to the Bistro and vice versa. But if I look specifically at the Japanese segment, I’m not so sure that that necessarily is the case. In fact, you probably recall a couple of years ago, we thought that the Japanese segment would be a good complement into our business rather than a cannibal to our business.

Brad Ludington — KeyBanc Capital Markets — Analyst
Yes. Okay. And then, also, and I apologize if you hit this, I got knocked off for a minute. On the pullback in the Bistro development, did you say what drove that change?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
We didn’t speak specifically to it. The reality is, we have had a couple of deals — long-standing deals in the pipeline that have had some development challenges. And we were butting up against some lease rights to terminate and which we chose to exercise. There is some possibility that those deals might come back to us, and they are fundamentally around a landlord’s ability to deliver what they promised. If they are able to go ahead and push forward, we’ll reengage with those particular landlords. But at this point in time, it was in our best interest to just terminate and allow them to figure out how they are going to get their financing and the balance of their co-tenancy before we move forward.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. And then, I’m sorry. Did I cut you off there?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
No.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay, and then finally, do you see any — when you are running media for Pei Wei, or anything for the Bistro — do you see any difference in traffic trends around media runs and off media runs.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Well, what we see are very different approaches in the respective brands in terms of how we’re choosing to market. Pei Wei tends to be a little bit more aggressive and up-front in their marketing plans and mostly around the limited time offerings as well as the social media. Where the Bistro tends to be more consistent in the form of sponsorships and community-based activities and those types of things. When Pei Wei launches a new LTL , they are very aggressive from both a media perspective as well as a PR perspective. And we do see a lot of activity. While at the Bistro, it tends to be a little bit more of a straight line, and you don’t necessarily see the spikes and then the falls off of particular media driven highs.
Brad Ludington — KeyBanc Capital Markets — Analyst
Okay. Thank you very much.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
You’re welcome.
Operator
Your next question comes from Sharon Zackfia. Your line is open.
Sharon Zackfia — William Blair & Company — Analyst
Hi, Mark. Just a couple questions. When you were talking about the comp trends so far in April, were you adjusting for Easter? Or is that the actual comp?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I’m sorry.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
It’s the actual comp, Sharon.
Sharon Zackfia — William Blair & Company — Analyst
It’s the actual comp? So, what does Easter do to the comp? Does that — obviously, you were closed on Easter, I would assume it’s a low volume day?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Easter itself isn’t positive for us. But overall, for the week, it’s not too different than other weeks. We typically see higher sales during the week, and then we pretty much get most of that back on the weekend. Really what plays a bigger role for us is the various Spring Break activity through March and April. Some states have their Spring Break tied to Easter. Others don’t. So, it’s really moved around a bit, and that’s why it is important for us to get past the next couple of weeks here to really get a true read for the underlying trend that’s going on in our system.
Sharon Zackfia — William Blair & Company — Analyst

Okay.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Sharon, just to add some clarity. We are open on Easter. Easter is not necessarily as strong a Sunday as other Sundays would be. So if you were lapping Easter over Easter it would be one number, but when you are lapping Easter over a normal Sunday — typically, we are going to be down a little bit.
Sharon Zackfia — William Blair & Company — Analyst
Yes, that’s kind of what I figured.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
But we are open.
Sharon Zackfia — William Blair & Company — Analyst
I’m not sure that you gave out the average check for the Bistro or Pei Wei? What you saw there? I saw that you took 2% to 3% of price, or that was the benefit. But I’d also — the press release alluded to some negative mix? So I’m curious as to how much of that you were able to carry through into the average ticket?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I’ll start with the tickets. The ticket was down a little bit for us at the Bistro. It was down about 3%. But, we estimate we actually had about the same number of guests that were coming to the door compared to last year. As we’ve previously talked about, the high dollar ticket improved for us. And, that drove — like we talked about — the majority of our comp improvement. The results of that improvement in the high dollar ticket — we think we roughly had the same number of guests as last year. It was just spread over a fewer number of tickets. So we think that we had — guest traffic was basically flat, and the average ticket was up a little bit. When you’re talking about price, and how much of it’s sticking, we do get part of that back.
We have some of the initiatives, like Happy Hour and the loyalty program with the Warrior Card discount and so forth. In addition, online ordering is gaining traction. That has a little bit lower average ticket. You don’t have alcohol and so forth with that, and so that brings the ticket down a little bit. And, our alcohol penetration this quarter was down somewhat. So, we did take price last year, but we give some of that back away in some of the value offers that we have as well as some of the mix shifts that are going on.
Sharon Zackfia — William Blair & Company — Analyst
So, guest traffic was flattish at the Bistro. Was it down at Pei Wei?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Pei Wei was down a couple of points during the quarter. Average ticket was up a few points.
Sharon Zackfia — William Blair & Company — Analyst
Okay.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Most of that, Sharon, was obviously in March rather than January and February.
Sharon Zackfia — William Blair & Company — Analyst
Right, so that’s including Arizona?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Right.
Sharon Zackfia — William Blair & Company — Analyst
Okay. You’re lapping the Happy Hour rollout soon, do you think average ticket will start to get better at the Bistro? You may not want to use April as an example, but I thought that was part of what you were thinking as you entered the year?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Specific to the Happy Hour timeframe, Sharon, I think we are seeing some improvement there in terms of average ticket during that timeframe. And, I would expect as we push forward that to continue. Some of the pricing that we are going to take on the main menu is on the alcoholic beverage section. So, I’m guessing we will see a little bit of help
Sharon Zackfia — William Blair & Company — Analyst
Okay. And then one last question, Mark, I just need a refresher course on the performance units. So, if you don’t hit your plan for this year, can you remind us as to what kind of earnings you might get back from not accruing for the performance units? Or is that a done deal, and you’re going to have a certain [cent] penalty in 2011?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

It’s certainly not a done deal. It is tied to our stock performance, as well as the Russell 2000. It is difficult to predict. We actually had a few pennies of benefit this quarter. In total for the year, our original forecast had $0.24 expense baked into it, and that was $0.13 of incremental expense. So, it really depends on our stock performance versus the Russell 2000. What we haven’t done — we have the benefit here in Q1. We haven’t adjusted our forecast for the next three quarters.
Sharon Zackfia — William Blair & Company — Analyst
So there is the potential to miss the earnings guidance — or I guess, miss the sales guidance but still hit the earnings guidance because of the performance units. Or am I thinking about that incorrectly?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
It all depends — it is difficult for us to predict our stock price.
Sharon Zackfia — William Blair & Company — Analyst
All right. Thank you.
Operator
Your next question comes from Keith Siegner. Your line is open.
Keith Siegner — Credit Suisse — Analyst
Thanks. I just want to follow up on the Bistro a little bit. Some of the sales-driving initiatives and some of the marketing. The sales-driving initiatives seemed to have been and continue to be kind of internal — menu changes, adjustments to the experience once you get that customer in the store. The marketing program you just talked about again, was kind of sponsorships and community-based activities. And this has all kind of been the program for the last couple of years. And what I’m wondering is, does there need to be a change? More marketing, more reasons to — more of an approach to pull back the lapsed user. Give people a reminder to come back in. Does the marketing program need to be revisited?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Let me take that. There are a couple of pieces to the puzzle that I probably didn’t articulate that are more specific to time period traffic generation. So for example, when we rolled the Triple Happiness or the Happy Hour, we did a lot of local, Phoenix-based — because that was our test market — marketing initiatives that were focused on a specific activity. When we get ready to launch lunch, we will be more aggressive in terms of our media and messaging around lunch.
I think the Catch-22 for the Bistro in terms of simply increasing marketing spend is the fact that this particular brand is not very densely penetrated. So you go to an individual market where you have a single store — or two or three stores — and you start to spread marketing dollars over it. It doesn’t necessarily generate the kind of returns that you would expect from an organization which is candidly more media-efficient. And that’s just simply a function of the fact that there are a fewer numbers of the Bistros in any given market.
Ultimately from a Pei Wei perspective, as you start to fill in markets and why you see them more aggressive in their — sort of their media approach is the fact that they simply have deeper density and more penetration in an individual market. So there are components of what you’re talking about in the marketing plans, but you’re probably not going to see the Bistro become a national media, marketing player along the lines of a brand like — pick Chili’s or Applebee’s or Darden or some of those types of brands.
Keith Siegner — Credit Suisse — Analyst
Just one question then on Pei Wei, as well. You talked about there is still some work going on on refining the design, and when you talk about that, are you referring mostly to the investment cost of the box? Are there changes to the operations? How things are cooked? When they’re cooked, labor structure. If you could give us some more color on what’s being evaluated at the design evaluation, that would be helpful.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Great question. I think from — simply from a real estate perspective, and I think we may have talked about this on prior calls. Pei Wei real estate model has typically been — we would like to take 3,200 square feet on the end cap of a high traffic-generated retail center. And, what we’ve done from a design perspective over the last several months is to work on more flexibility where you could take space that wasn’t necessarily on the end cap. Didn’t necessarily have to have a door on the front and a door on the side for take-out. But yet still maintained a high level of acceptance from the consumer in terms of being able to use it either for a take-out experience or for a dine-in experience.
We had started to work, and there’s been some learnings around the development of our Pei Wei Takeaway which is our relationship with HMS Host. And we got a three-store test for one of our Takeaway businesses where we would be able to take a smaller footprint, fewer seats, into a market that was higher propensity for take-out. So, currently 40% of system average business for Pei Wei is in take-out, but there are particular markets where that number would be significantly higher. And you would be able to go in and take smaller footprints, maybe with fewer dine-in seats.

In those particular circumstances, we would look at changing the menu, changing some of the delivery format, changing possibly what we are serving the product on. There’s a fairly thorough sort of wide open test, internal conversation that’s going on around what could you actually take out of that experience and put into the Takeaway business and yet still be branded as a Pei Wei.
Keith Siegner — Credit Suisse — Analyst
Thank you.
Operator
Your next question comes from John Ivankoe. Your line is open.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Great. Thank you. A couple of questions if I may. Rick, I think to an earlier question you talked about how you compare yourself to yourself in prior years. I was wondering, maybe outside of value, how you could look at guest satisfaction scores and employee satisfaction scores at the Bistro brand. Not necessarily just versus last year, but previous years. And what I’m alluding to is sometimes companies — it is very common, you start to run your business to a lower level of sales and sometimes it can become somewhat circular that the lower level of costs can lead to lower levels of sales and that kind of — it to be a little bit of circular, if you will. So, give us comfort that that’s something that you are being careful of — again, continuing to do a better job for your customer and employee in this type of environment.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Could not agree with you more. One of the things that I think I would point to, if you simply look at guest satisfaction at the Bistro, we do use outside services to come in and monitor the performance of the individual restaurants or on a regional basis. And, rather than doing those on a month-to-month basis because they tend to become a little bit diluted, we do them on a — several times a year, we will go in and evaluate the performance of the stores. And, those scores have actually been moving north over the last, probably two years.
Internally, and I think this is a very important change in how we think about incentives at the business. Without going into great detail into our management compensation plans, we’ve always given the highest level of bonuses to store operators who grow sales and grow profits at the same time. We have a middle band were if you grow sales or you grow profits — one or the other — you’re kind of in a middle band. And the lowest band is you are doing neither.
We are in the process of making some changes to that where we give greater weighting to growing sales versus growing profits because we know we can’t cut our way to prosperity. And we know that the long-term success of our businesses will be predicated on our ability to grow traffic and our ability to grow revenue. So, we are shifting. It will happen about the middle part of this year. We are shifting our compensation plans to give greater weighting to sales growth and less weighting to profit-building.
John Ivankoe — JPMorgan Chase & Co. — Analyst
The system is getting, I guess, a little bit of age on it, and your CapEx for existing units has always been fairly low because the system previously has been very new. Does it make sense to consider either an intermediate or more significant type of capital reinvestment program in the units? Are you seeing the asset as any bit of an issue relative to how consumers perceived the brand a few years ago?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Well, yes and no. I think, intuitively, you would say that would be the case. So, if you are moving forward, and you’re thinking about what will PF Chang’s look like five years from now? Will it look like it did 10 years ago? And the answer, I think clearly is going to be, no. And there’s a couple of things that are in play.
I think one is, we do have some assets that are coming up on the end of their lease life, and we’re actually taking a store in — one of those stores, and we’ve gone out and found a new and unique design group. And we are going to treat that as, I internally call it the PF Chang’s killer. If you were going to go and compete with us today, what would it look like? What would the menu be like? What would the music sound like? What would the employee look like? What would the menu design be like? It will be a very comprehensive opportunity for us to take and dial in all of the things that we would do if we were starting this business today.
Some of it will stick, and some of it won’t. Some of it will translate into our existing businesses, and some of it won’t. But it will be a very thoughtful approach at trying to define what this business can look like or could look like over the next 10 years.
The other thing, that again, we have to be very cautious about, is when we do [queue] our customer — when we do go out and do research on our dining experience, and when we track all of the social media feedback that’s floating around out there. Design is not an issue for us. How our restaurants feel — we do invest a lot of money in maintaining the look of our restaurants. We don’t have restaurants that are — have what I would call age challenges, because we are constantly reinvesting in making sure that our repairs and maintenance and all of those things are up to speed. So, at the end of the day, I think that’s a very — the look and feel of the restaurant is a very important component. But our ability to execute our brand, I think, is probably the most important characteristic that we can be focused on right now.
John Ivankoe — JPMorgan Chase & Co. — Analyst

One more if I may, how are you perceived the frozen food business relative to your brand? Certainly over the last quarter — and maybe I don’t watch as much television as I’d like. Or maybe as I should, I don’t know. But it’s not very much. But I see a lot of PF Chang’s branded food advertisements on television. Do you — hindsight being 20/20 — do you think it is a net positive for your business at this point? Or might it be more dilutive than you thought it may have been when you launched that product?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
I think the product has been out there just a little bit less than a year, so it’s probably premature to determine whether or not it’s been dilutive or accretive. All of the homework and all of the research which was millions of dollars of consumer testing told us that the product, the positioning, the branding would be neutral to accretive to the brand. A next step for us will be to go — now that the product is out there for a while — is to go back and redo some of that research and to make some determinations as to whether or not it enhancing the image of our Company. And particularly, the PF Chang’s brand, or whether it’s dilutive. But, at this point in time, it would be difficult for me to give you a concrete answer as to whether it is one or the other.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Okay. Thank you very much, Rick.
Operator
Your next question comes from Bart Glenn. Your line is open
Bart Glenn — D.A. Davidson & Co. — Analyst
Thank you. I was curious if you had any opportunities to try and speed table turns at each of the concepts? Thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Let me attack that one. I think there is, if you look at the dinner dining experience, we really don’t have any activity that would be focused on speeding that up. We think that at the upper end of casual dining it’s important to give guests a full dining experience rather than an expeditious dining experience.
When I speak about our ability to be more aggressive at lunch, I think there is a significant opportunity for us there to be more aggressive in terms of table turn and to crafting a lunch experience that can be executed in a timeframe that is more consistent with what the guest expects to spend at lunch. As I said, for years we have been executing dinner at lunch, and now it is time for us to be more sensitive to the time constraints that the lunch customer has. We are using and testing some technologies to be able to do that. The new menu will be designed to enhance the speed of service on the front end and on the back end of the dining experience. So, I think the simple answer is yes and no.
Bart Glenn — D.A. Davidson & Co. — Analyst
And, at Pei Wei?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Pei Wei is designed to be a speed of service and convenience and product quality play. The only change that one would think about in order to make it a faster experience is pre-cooking or having product available when the guest sits down . And, I think that would compromise product quality, and so in the spirit of always error on the side of delivering the highest quality product, we think the speed of service, given their positioning, is where they need to
Bart Glenn — D.A. Davidson & Co. — Analyst
Thank you.
Operator
Your next question comes from Mitch Speiser. Your line is open.
Mitchell Speiser — Buckingham Research — Analyst
Thanks very much. First, I’d like to ask about pricing, and I think on the fourth quarter call you mentioned slight pricing for 2011. Now it’s 2% to 3%. So, I guess my direct question is, did you uptick your pricing? And was there any uptick in pricing in the first quarter?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
You are kind of breaking up. I think I got most of it. I think you’re asking about pricing. We took pricing in May. We haven’t taken any pricing yet here at the Bistro. This year, we plan to take it in May. So the price that we have is roughly 2%-ish is really from May last year. Pei Wei has taken price. They took it in February. Somewhere in that 2% to 3% range.
Mitchell Speiser — Buckingham Research — Analyst
Okay, got it. And I guess, just to follow up on that question. It seemed like, I think, you termed it slight pricing in 2011. Now you’re saying 2% to 3% pricing in 2011. So in terms of maintaining your earnings guidance for the full year, despite comps slowing here in April and coming in a little bit light in the first quarter. Is that because you are now taking a little bit more pricing than you thought you would three months ago?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

The Bistro — the menu price as we talked earlier. It’s somewhere that 1.5% range that we got coming in in May. So it is less than we took last year.
Mitchell Speiser — Buckingham Research — Analyst
Okay. Maybe if I could just ask it one other way. Did you raise your pricing target in 2011 versus three months ago? Or is it the same pricing plan as you told us a few months ago?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, there has been no change in that regard.
Mitchell Speiser — Buckingham Research — Analyst
Okay. Thanks. Secondly, just if I could revisit the performance units question. If I recall, you have a full accrual of the $7.2 million in 2011 working through your income statement as related to your guidance. So, if the stock price, just say, would align with these levels, there might be a little bit of a reversal in that $7.2 million accrual?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
That’s right. Right now, like we said, we had originally $0.24 baked into the forecast. The Monte Carlo evaluation came in a little bit off of our forecast in Q1. We had about $0.03 of benefit that we recognized in the first quarter. We have not adjusted our forecast over the next three quarters. So we’ve left that the same. If our performance against the Russell 2000 does change, there is a possibility that you can see further adjustments to that valuation.
Mitchell Speiser — Buckingham Research — Analyst
Okay. Thank you. And my last question is on the Bistro and at Happy Hour — where essentially Happy Hour last year was a discounted item. Half-price entrees at the Happy Hour time period. Now, with this new menu, which seems interesting and has a higher margin, but do you think — I guess the direct question is, was Happy Hour in line with your expectations this quarter? And the new menu, did it live up to the expectation?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hi, Mitch. This is Bert. We continue to see good penetration at Happy Hour in the first quarter of this year. I would say that in terms of our expectations it’s probably right in line where we would hoped it would be. The guests are accepting the new product well. And as you mentioned, we’ve changed the mix of products that is being offered from discounted items coming straight off the menu to a series of new items. Our employees like it, and our guests like it. So, so far, so good during that Happy Hour time.
Mitchell Speiser — Buckingham Research — Analyst
Okay, thank you.
Operator
Your next question comes from Steve Anderson. Your line is open.
Stephen Anderson — Miller Tabak — Analyst
Yes, just to follow-up on the last question. You’re talking about the 1.5% menu price increase you intend to take in May. That is going to lap the — you are coming off 2.5% pricing from last year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
About 2% — around 2% that we took in May of last year. And we’re taking the price at about the same time as we took it last year. So that — around 2% is going to roll off, and we’re going to have 1.5% going on.
Stephen Anderson — Miller Tabak — Analyst
Have you discussed doing something as a follow-up later on in the year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Not in our forecast or thoughts right now.
Stephen Anderson — Miller Tabak — Analyst
Okay, thank you.
Operator
Your next question comes from Peter Saleh. Your line is open.
Peter Saleh — Telsey Advisory Group — Analyst
Great. Just wondering if you are seeing a change in the mix of the Dinner for Two? Maybe as gas prices are going up, I’m just wondering if consumers are trying to migrate toward some more perceived value on your menu?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

Yes, they are. We continue to see Dinner for Two continue to be — resonate well with the guests. Be a guest favorite. Over the last couple of years, it has continued to migrate up. It’s now over 10% of all of our transactions have a Dinner for Two.
Peter Saleh — Telsey Advisory Group — Analyst
And then your CapEx expectation for 2011?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
CapEx expectations now — we brought it down a little bit given the change that we have in development. Right now, we’re looking at $35 million to $40 million for the year.
Peter Saleh — Telsey Advisory Group — Analyst
Thank you.
Operator
Your next question comes from Rob Wilson. Your line is open.
Rob Wilson — Tiburon Research — Analyst
Yes, thank you. Mark, in Q1 you said you benefited a few pennies from the performance units. Was that because you accrued less than last year? Or did you maybe call back some of that accrual that was accrued in 2010?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. The valuation on the Monte Carlo actually came in a little bit lower than it was at the end of last year in Q4. And so, as you adjust for the performance units, depending on the amount of time that you’ve gone, you’re adjusting back more and more quarters. So, both compared to our expectations in our forecast as well as last year. We did have some favorability. It was down about $900,000, year-over-year, Q1 versus Q1.
Rob Wilson — Tiburon Research — Analyst
Okay. And could you help us understand how those performance units work relative to the Russell 2000? How should we look at that?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hey, Rob, this is Bert. In very simplistic terms, what we have is a [pair of straights]. We’re long PF Chang’s, short the Russell. Technically, we don’t have that in place. In essence, it works the same way. The performance units will have value, if and only if, the stock price of PF Chang’s outperforms the Russell over a three-year period. That is it in a nutshell.
Rob Wilson — Tiburon Research — Analyst
Do you know — could you help us? What is the start date?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
It was in January — .
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
February 16, 2009.
Rob Wilson — Tiburon Research — Analyst
Okay, that’s very helpful. Thank you.
Operator
Your next question comes from Jonathan Comp. Your line is open.
Jon Comp — Robert W. Baird & Co. — Analyst
Hi, thanks. It’s Jon Comp calling in for David. Just a couple of questions. First, one more on the comp trends. Just wondering, can you remind us about the specific timing of the initial Happy Hour rollout last year. And I guess I’m wondering, is there any chance that some of the weakness you’ve seen at the Bistro in March and April might be partially due to some cycling some sort of overall comps benefit that you might have gotten last year with that rollout?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Yes, the Happy Hour was actually in test in the fall of 2009. It rolled out across the system in the first quarter of last year. Insofar as some of the weakness we have seen in March and April, I couldn’t tell you, and I certainly wouldn’t pin it specifically on the Happy Hour program.
Jon Comp — Robert W. Baird & Co. — Analyst
Okay. Thanks. And moving ahead to the guidance, I know you have discussed a lot of the puts and takes already. But I’m wondering, maybe you can answer what level of comps you might need for the year in order to hit the earnings guidance?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO

We haven’t changed our expectations on our forecasts. We still think we’re going to deliver 1% to 2% over the next two quarters. Our top line revenue guidance was 3% to 4%. That hasn’t changed.
Jon Comp — Robert W. Baird & Co. — Analyst
Okay. Thanks, and one last question. Just on the pricing. Given the somewhat unexplainable weakness in recent months, any concerns about taking pricing at the Bistro in the next few weeks? Or, I guess, any chance that you might delay the decision to take pricing until you have some greater clarity around sales trends?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we are going to take the price. Like I said earlier, we’re always cautious. There is always a risk associated with that, but we believe that with the new menu design and the things from an enhancement standpoint that are going into that, that Rick alluded to earlier. That this small of a price increase, 1.5%, isn’t going to impact our traffic. We think it’s going to net overall, we believe that the menu is going to be positive.
Jon Comp — Robert W. Baird & Co. — Analyst
Okay. Thank you.
Operator
Your next question comes from Paul Westra. Your line is open.
Paul Westra — Cowen and Company — Analyst
Great, just a few quick questions. What type of inflation rate do you see in your restaurant expense line? Outside of food. Obviously, the 3% to 4% at food. Can you let us know what labor and maybe some of your other operating expense you would generally say is running for the year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We typically see — on the labor line, we’re going to run 3% to 4%. As we talked in Q4, we still believe that we are going to have inflationary trends this year. You look at supplies, and a lot of that is resin-based and as oil goes up, we are going to see those supplies’ expense go up. So overall, we think we are going to have some inflation. It’s very difficult for us to quantify exactly how much it is, but it has been, to our best estimate, baked into our forecast.
Paul Westra — Cowen and Company — Analyst
So with 1.5% effective price at the Bistro, you’d still — all things being equal without any change in traffic — I assume is the assumption. That you would see deleverage in labor and in operating expense line?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, it all comes down to the revenue line. We feel comfortable on the inputs on the cost side. It really comes down to our ability to deliver on the revenue side.
Paul Westra — Cowen and Company — Analyst
Just to be clear, you’re expecting 3% plus inflation on both labor and operating expense lines for the remainder of the year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Typically, we see about 3% inflation on labor. That’s due to rising medical costs, wage rate inflation, minimum wage, and so forth. I didn’t quantify the operating expense.
Paul Westra — Cowen and Company — Analyst
Okay. And then is there anything technology-wise? Any leverage? Or any, I guess, real structural cost-cutting at the restaurant level to offset some of the inflation there?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we have none planned.
Paul Westra — Cowen and Company — Analyst
Okay, and last question on the retail licensing sales. If I’m right, and you divide by — I think it’s a 1.5% royalty, it looks like the product sales on the retail level is running around $125 million. Is that right? And if so, is that what you would believe your partner would think is good, bad, in line? Any projections would be of help?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we haven’t talked about what our royalty rate is. We are pleased with how the original eight SKUs are performing as well as Unilever is. But outside of that, we haven’t, and we’re not going to comment on it. We are — the only thing I will say is we do have a royalty rate increase. It started here this month, April. And we will get another one, our last one, in April of next year.
Paul Westra — Cowen and Company — Analyst
Okay. Thank you.

Operator
Your next question comes from Sophia [Siddiqi]. Your line is open.
Sofia Siddiqi — Barclays Capital — Analyst
Hi, I am filling in for Jeff Bernstein of Barclays. Just want to get a sense about what you think of gas prices. Everybody has been worried about the impact on discretionary spending. Was wondering if you could tell us if from a historical perspective if there is any impact on either the brands?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
It’s difficult to say what is causal related to our softness right now. But I can tell you any time you have things that are nibbling away at disposable income, it is not favorable to the consumer. And when gas prices are going up, obviously that’s not — we wouldn’t put that on the favorable checkmark side. So, it’s difficult for us to say just how causal it is though.
Sofia Siddiqi — Barclays Capital — Analyst
And, is there — would there be more of an impact to Pei Wei given the lower average check?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
My guess is it probably would be as some of those occasions are probably more discretionary versus what you have going on at the Bistro. The Bistro has more of the business spend which isn’t going to be as impacted by that as well as some of the social spending. If your gas price is going up you’re probably not cutting out those occasions. It’s probably a little easier to cut out the occasions at lunch which would more impact Pei Wei.
Sofia Siddiqi — Barclays Capital — Analyst
Thank you.
Operator
Your next question comes from Steve Anderson. Your line is open.
Stephen Anderson — Miller Tabak — Analyst
I might have missed this on the call, but can you say what the comps are running right now over at Pei Wei for April?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. What we are seeing right now through April, they are down about 5%. But when you back Easter out, they are more impacted by Easter. They are down around 3% which is similar to where the Bistro is running.
Stephen Anderson — Miller Tabak — Analyst
Okay. Thank you.
Operator
I will now turn the meeting back over to Mark. Thank you. You may close.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thank you. Thank you for joining us here today. Our next earnings call is going to be on July 17 to discuss the second quarter results. We’ll see you then. Thanks.